Exhibit 4.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF TRUST

OF

BANK ONE CAPITAL V

THIS Second Amended and Restated Certificate of Trust of BANK ONE Capital V (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to amend and restate the original Certificate of Trust of the Trust (the “Certificate of Trust”), which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 16, 1999, as amended and restated by the Amended and Restated Certificate of Trust of the Trust, which was filed with the Secretary of State on August 1, 2000, under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

1. Name. The name of the statutory trust is BANK ONE Capital V.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

3. Effective Date. This Second Amended and Restated Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Second Amended and Restated Certificate of Trust as of the                  day of                     , 2004, in accordance with Section 3811(a) of the Act.

By:
	Name:	Laurence Goldman
	Title:	Regular Trustee